Exhibit 4.1

WARRANT NO. __

Date: September __, 2026

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES REGULATIONS AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED AS SECURITY IN THE ABSENCE OF SUCH REGISTRATION WITHOUT RELIANCE ON AN EXEMPTION UNDER THE SECURITIES ACT AND COMPLIANCE WITH APPLICABLE STATE SECURITIES REGULATIONS. THIS WARRANT MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN FROM AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

WARRANT TO PURCHASE SHARES OF COMMON STOCK
OF
ConnectM Technology Solutions, Inc.

FOR VALUE RECEIVED, Ascent Partners Fund LLC or its successors and permitted assigns (collectively, the “Holder”) is hereby irrevocably granted the option and right, subject to the terms and conditions set forth herein, to purchase from ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), 1,428,571.43 shares (the “Warrant Securities”) of Common Stock of the Company, $0.001 par value per share (together with any other type or class of Security that may be purchased with this Warrant pursuant to Section 5, the “Underlying Securities”), as constituted on the date hereof (the “Issue Date”), upon surrender hereof, at the principal office of the Company referred to below, with the notice of exercise attached hereto as Exhibit A duly executed by the Holder (the “Exercise Notice), and simultaneous delivery of payment for the Warrant Securities in U.S. dollars, the lawful currency of the United States (“$” or “dollars”) or otherwise as hereinafter provided, at the exercise price as set forth in Section 2 below (the “Exercise Price”). The number, character and Exercise Price of the Underlying Securities is subject to adjustment as provided below. The term “Warrant” as used herein shall include this Warrant, as the same may be modified from time to time, and any warrants delivered in substitution or exchange therefor as provided herein.

This Warrant is issued pursuant to Section 1.1(a) (Closings; Initial Closing) of that certain Securities Purchase Agreement, dated as of August 31, 2026, by and between the Company and the Holder as purchaser (as modified from time to time, the “Purchase Agreement”; capitalized terms used but not defined herein are used as defined in the Purchase Agreement, including by reference in Schedule II thereof to definitions in other Transaction Documents).

1.	Term. This Warrant (and the purchase rights granted hereunder) shall terminate at 5:00 p.m. (Eastern Standard Time) on the fifth anniversary of the date hereof (the “Expiration Date”). Any rights granted hereunder that have not been exercised on or before the Expiration Date shall then expire and be void and without further force or effect.

2.	Price. The purchase price at which this Warrant may be exercised shall be $___ per share of Warrant Securities, as adjusted from time to time pursuant to Section 5 (as so adjusted, the “Exercise Price”).

3.	Exercise.

(a)           Cash Purchase. In order to exercise this Warrant and the rights granted hereunder, in whole or in part, the Holder shall complete, duly execute and deliver to the Company (or to the Company’s transfer agent for the Underlying Securities (the “Transfer Agent”)) all of the following: (i) the Exercise Notice, (ii) a copy of this Warrant and (iii) payment of the Exercise Price in cash by wire transfer of immediately available dollars to an account designated by the Company or by certified check or official bank check. Any share of Underlying Securities purchased in cash under this Warrant shall reduce the remaining number of Warrant Securities subject to this Warrant.

(b)           Cashless Exercise. If, at any time after the Issue Date, there is no effective registration statement covering, or no current prospectus available for, the free resale of the Warrant Securities by the Holder, then, in lieu of exercising this Warrant by delivery of the Exercise Price pursuant to clause (a) above, the Holder may elect to receive the number of Warrant Securities determined according to the following formula (in which case the remaining shares of Warrant Securities shall be reduced by the number of Warrant Securities for which this Warrant is being exercised):

X	=	Y(A-B)
A
Where,		X	=	The number of Warrant Securities to be issued to the Holder;
		Y	=	The number of Warrant Securities for which this Warrant is being exercised;
		A	=	The fair market value of one share of Warrant Security; and
		B	=	The Exercise Price.

For purposes of this clause (b), the “fair market value” of a Security is defined as follows:

(i)             if such Security is traded on a Trading Market, the closing price thereof on the Principal Trading Market where such Security is traded on the last Trading Day prior to the date the applicable Exercise Notice was delivered to the Company; or

(ii)            if there is no active trading on any Trading Market, the fair market value, as determined in good faith by the Company’s board of directors, consistent with any other determination of value made by the board of directors for any other purpose.

“Principal Trading Market” for any Security, means the principal Trading Market for such Security, as listed in the applicable offering documents for such Security. The “Principal Trading Market” for the Common Stock is OTC Markets.

“Trading Day” means a day on which all Principal Trading Markets for the Underlying Securities are open for trading.

“Trading Market” means, for any Security, any of the following markets or exchanges on which such Security is listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; OTC Markets or the OTC Bulletin Board (and any successors to any of the foregoing).

4.	Treatment of Consideration in Fundamental Transactions.

(a)           In-The-Money Cash Transactions. If the Company consummates a Fundamental Transaction for which (i) the consideration that would be received by the Holder (assuming the Holder exercised this Warrant in full prior to the consummation thereof) consists solely of cash and Marketable Securities (as hereinafter defined), (ii) the consideration received by holders of Underlying Securities, as determined in accordance with Section 5(b)(iii), would be greater than the Exercise Price in effect as of immediately prior to the consummation of such Fundamental Transaction, and (iii) the Holder has not previously exercised this Warrant in full, then, in lieu of the Holder’s exercise of the unexercised portion of this Warrant, this Warrant shall, as of immediately prior to the closing of such Fundamental Transaction (but subject to the occurrence thereof) automatically cease to represent the right to purchase Underlying Securities and shall, from and after such closing, represent solely the right to receive the aggregate consideration that would have been payable in such Fundamental Transaction on and, in respect of all Warrant Securities which could have been purchased with this Warrant immediately prior to the closing thereof, net of the aggregate Exercise Price therefor, as if such Warrant Securities had been issued and outstanding to the Holder as of immediately prior to such closing, as and when such consideration is paid to the holders of the outstanding Warrant Securities.

(b)           Non-Cash and Out-of-the Money Warrants. Upon the closing of any other Fundamental Transaction, the acquiring, surviving, replacement or successor entities shall assume this Warrant and the Company’s obligations hereunder, and this Warrant shall thereafter be exercisable for the same Warrant Securities and/or other property as would have been paid for the Warrant Securities issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Securities were outstanding on and as of the closing of such Fundamental Transaction, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, all subject to further adjustment from time to time thereafter in accordance with the provisions of this Warrant, including Section 5.

(c)           Definition. For purposes of this Section 4, “Marketable Securities” means Securities meeting all of the following requirements (determined as of immediately prior to the closing of the Fundamental Transaction): (i) the issuer of such Securities is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) such Securities are traded in a Trading Market and (iii) assuming that the Holder was a holder of such Securities, the Holder would not be restricted from publicly re-selling all of such Securities, except to the extent that any such restriction (x) arises solely under securities Regulations and (y) does not extend beyond six (6) months following the date of the consummation of such Fundamental Transaction. Notwithstanding the foregoing, Securities held in escrow or subject to holdback to cover indemnification-related claims shall be deemed to be Marketable Securities if they would otherwise be Marketable Securities but for the fact that they are held in escrow or subject to holdback to cover indemnification-related claims.

5.	Other Adjustments. Both the Exercise Price and the number of Warrant Securities purchasable upon the exercise of each Warrant are subject to adjustment from time to time as follows:

(a)           Stock Dividends, Stock Splits and Fundamental Transactions. If the Company shall, at any time after the date hereof, (i) declare a dividend on Warrant Securities payable in other Securities or Indebtedness of the Company or any other person (“New Investments”), (ii) split or subdivide the outstanding Warrant Securities, (iii) combine the outstanding Warrant Securities into a smaller number of shares, (iv) issue by reclassification of its Warrant Securities any New Investment of the Company, (v) complete any capital reorganization of the Company, whether or not such reclassification directly or indirectly affects the Underlying Securities or results in New Investments being issued to holders of Underlying Securities, (vi) complete any reclassification of the Underlying Securities (other than a reclassification referred to in clause (iv) above), (vii) complete a business combination of the Company or any other Fundamental Transaction, whether by consolidation, merger or transfer of substantially all assets of the Company or otherwise, and whether or not such combination result in holders of Underlying Securities receiving New Investments then, for each such event, the Exercise Price then in effect, as well as, where applicable, the type and number of Warrant Securities issuable hereunder, shall be adjusted so as to ensure that the Holder shall remain entitled, at the Exercise Price applicable prior to such adjustment, to receive the kind and number of Warrant Securities and all such New Investments of the Company which the Holder would have been entitled to receive after any such event had such Warrant been exercised in full immediately prior to any such event (or, if applicable, any record date with respect thereto). Each such adjustment shall become effective immediately after the effective date of the event, retroactive to the record date, if any, for such event. The Company shall not engage in any such transaction resulting in the holders of Underlying Securities receiving New Investments issued by any person other than the Company unless, prior to or simultaneously with the consummation thereof, such other assumes, by written instrument, the obligations of the Company hereunder (jointly and severally with the Company if the Company survives such event). The provisions of this clause (a) shall continue to apply to successive events covered hereby. At any time after which, as a result of an adjustment made pursuant to this Section 5, the Holder becomes entitled to receive any New Investments that are not Underlying Securities, the term “Warrant Securities” hereunder shall be deemed include such New Investments, and the exercise price and number of such New Investments receivable hereunder shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the original Warrant Securities contained in this Section 5, and all other provisions of this Warrant that apply to the Warrant Securities shall apply on like terms to such New Investments. Similarly, the term “Underlying Securities” hereunder shall be deemed to include all Securities and Indebtedness of the type of such New Investments.

(b)           Issuance at Less than Exercise Price

(i)             Issuance of Underlying Securities. If and whenever on or after the Issue Date, the Company grants, issues or sells, or in accordance with this Section 5 is deemed to have granted, issued or sold, (A) any Underlying Securities (including the issuance or sale of shares of Underlying Securities owned or held by or for the account of the Company, but excluding any Exempt Issuance) for a consideration per share that is less than the Exercise Price in effect immediately prior to such grant, issuance or sale or deemed grant, issuance or sale or (B) (1) any Stock Equivalents of Underlying Securities or (2) any options to purchase (or any other Contractual Obligation of the Company to grant, issue or sell) Underlying Securities or Stock Equivalents thereof (“Acquisition Rights”), in each case for which, at the time of such grant, issuance or sale, the lowest possible consideration per share required to be paid by the holder thereof to acquire one share of Underlying Securities pursuant to such Acquisition Rights (net of any payment made by any Company or any Company Party to the holder of such Acquisition Rights or to any other person pursuant to such Acquisition Rights) is less than the Exercise Price in effect immediately prior to such grant, issuance or sale or deemed grant, issuance or sale (all of the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect for such Warrant Securities shall be reduced to an amount equal to such consideration. Except as expressly stated in this clause (b), no further adjustment to the Exercise Price shall be made upon the issuance of such Underlying Securities, the exercise of such options or otherwise pursuant to the terms of, or upon the issuance of, such shares of Common Stock upon conversion, exercise or exchange of such Stock Equivalents. If the Company takes a record of Underlying Securities for the purpose of entitling the holder thereof (x) to receive a dividend or other distribution payable in Underlying Securities, other Securities, Indebtedness or Acquisition Rights or (y) to subscribe for or purchase shares of Underlying Securities, other Securities, Indebtedness of Acquisition rights, then such record date will, for the purposes of this Warrant, be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such subscription right.

(ii)            Change in Price, Term or Rate of Conversion. If there is any change at any time in the term or in the consideration required to be paid by any holder of Acquisition Rights to acquire Underlying Securities or in the rate at which any Acquisition Rights are convertible into or exercisable or exchangeable into Underlying Securities (other than proportional changes in conversion or exercise prices, as applicable, in connection with any Fundamental Transaction), the Exercise Price in effect at the time of such increase or decrease shall be adjusted at the time of such change as if such Acquisition Rights had been issued, granted or sold at the time of such change, with such change deemed to be effective. No adjustment pursuant to this clause (b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iii)           Calculation of Consideration Received. If any Acquisition Right is granted, issued or sold in connection with the issuance or sale or deemed issuance or sale of any other Securities or Indebtedness of the Company (as determined by the Holder, the “Primary Security”, and together with such Acquisition Rights, each a “Unit”), in one integrated transaction, the aggregate consideration per share of Underlying Security with respect to such Unit issuance, grant or sale shall be deemed to be the lower of (x) the purchase price of such Unit, (y) the lowest possible consideration per share required to be paid by the holder thereof to acquire one share of Underlying Securities in connection with the Acquisition Rights that are part of such Unit (net of any payment made by any Company or any Company Party to the holder of such Acquisition Rights or to any other person pursuant to such Acquisition Rights) and (z) the lowest VWAP (as defined below) of the shares of Underlying Securities on any Trading Day during the five (5) Trading Day period (the “Adjustment Period”) immediately following the public announcement of such grant, issue or sale (for the avoidance of doubt, if such public announcement is released prior to the opening of a Trading Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period and if this Warrant is exercised, on any given date of exercise of this Warrant during any such Adjustment Period, solely with respect to such portion of this Warrant exercised on such applicable date of exercise, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such date of exercise). If part of the consideration for the issuance, grant or sale of any Underlying Security or any Acquisition Rights is not cash, the amount of such non-cash consideration received by the Company Parties and their Subsidiaries shall be the fair value of such consideration; provided, that the fair value of any publicly-traded Securities included in such consideration shall be deemed to be, for purposes of this clause (b), the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt of such securities by such Company Parties or such Subsidiaries. If any Underlying Securities or Acquisition Rights are issued to the owners of a non-surviving entity in connection with any merger with the Company in which the Company is the surviving entity, the consideration therefor will be deemed to be the fair value of the net assets and business of the non-surviving entity. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)          “VWAP” means, for or as of any date for any Security, the following:

(1)           the dollar volume-weighted average price for such Security on the Principal Trading Market for such Security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average); or

(2)           if Bloomberg does not report such a price, the dollar volume-weighted average price of such Security in the over-the-counter market on the electronic bulletin board for such Security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg; or

(3)           if no dollar volume-weighted average price is reported for such Security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such Security on such date as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC); or

(4)           if the VWAP cannot be calculated for such Security on such date on any of the foregoing bases, the VWAP of such Security on such date shall be the fair market value as mutually determined by the Company and the Holder.

All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(c)           If necessary, the provisions set forth in this Section 5 with respect to the rights thereafter of the holders of the Warrants shall be appropriately adjusted so as to be applicable, as nearly as they may reasonably be, to any other Securities, Indebtedness and other assets thereafter deliverable on the exercise of the Warrants.

(d)           No adjustment in the number of Warrant Securities shall be required under this Section 5 unless such adjustment would require an increase or decrease of at least 0.1% in the aggregate number of Warrant Securities purchasable hereunder; provided that any adjustments which by reason of this clause (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, that notwithstanding the foregoing, all adjustments so carried-forward shall be made no later than three (3) years from the date of the first event that would have required an adjustment but for this paragraph. All calculations under this Section 5 shall be made to the nearest cent or to the nearest hundredth of a share, as the case may be.

(e)           In case any event shall occur as to which the other provisions of this Section 5 are not strictly applicable or the failure to make any adjustment would result in an unfair enlargement or dilution of the purchase rights represented by the Warrants in accordance with the essential intent and principles hereof, then, in each such case, the independent auditors of the Company shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 5, necessary to preserve, without enlargement or dilution, the purchase rights presented by the Warrants. Upon receipt of such opinion, the Company shall promptly mail a copy thereof to the registered holders of the Warrants and shall make the adjustment described therein.

6.	Notices of Adjustments and other Significant Corporate Events.

(a)           Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Sections 4 or 5, the Company shall issue a certificate signed by its Chief Financial Officer or President, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be delivered to the Holder of this Warrant.

(b)           The Company shall deliver to the Holder a notice of the following events (immediately upon discovery or, if the Company is initiating such event, at least 15 days prior to the earlier of the consummation of such event or any record date, deadline or other significant date applicable to the holders of Underlying Securities with respect thereto), which notice shall specify any such record date, deadline or other significant date and contained an otherwise reasonably detailed summary of such event:

(i)            the Company obtaining corporate approval for, taking a record of the holders of its Underlying Securities for the purpose of effecting, or taking any other material steps towards completing, any of the events that could result in any adjustment of this Warrant;

(ii)           (A) the Company commencing a case or other action or proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding up, reorganization, arrangement, adjustment, protection, relief or composition of debts or liquidation or similar Regulations of any jurisdiction relating to the Company or any action or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, liquidator or other similar official for it or for any of its assets, (B) any such case or other action or proceeding being commenced against the Company by any other person, (C) the Company being adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or other Proceeding is entered, (D) the Company generally not paying its debts as such debts become due, admitting in writing its inability to pay its debts as they mature or making a general assignment for the benefit of creditors, (E) the Company calling a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (F) the Company, by any act or failure to act, expressly indicating its consent to, approval of or acquiescence in any of the foregoing or taking any corporate or other action (including convening a meeting of the board) to authorize or otherwise for the purpose of effecting any of the foregoing; or

(iii)          any other corporate or similar event with respect to the Company materially affecting the nature of the Holder’s interest or the nature of the Underlying Securities or the Warrant Securities hereunder.

7.	Additional Covenants with respect to Underlying Securities.

(a)           No Rights of Holder of Underlying Securities. Except as otherwise provided herein, this Warrant, by itself and prior to exercise, shall not entitle the Holder to any of the rights of a holder of Underlying Securities in the Company.

(b)           No Fractional Shares or Scrip. No fractional shares of Warrant Securities and no scrip representing any such fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fraction of a share of a Warrant Security to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

(c)           Reservation of Underlying Securities. The Company shall comply with Section 4.3 (Reservation and Listing) of the Purchase Agreement which provides for reservation of shares for the issuance of Underlying Securities hereunder and for any applicable application for listing thereof, in each case as adjusted ratably to account for any changes to the Warrant Securities caused by Section 5 or any other provisions of this Warrant.

(d)           Issuance. The Company covenants that all Warrant Securities that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, Liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Warrant Securities upon the exercise of this Warrant, and that such certificates shall be issued in the names of, or in such names as may be directed by, the Holder.

(e)           Delivery of Certificates Upon Exercise.

(i)            Not later than one (1) trading day after each date of exercise of this Warrant (the “Share Delivery Deadline”), the Company shall deliver, or cause to be delivered, to the Holder the Warrant Securities (and a certificate or certificates representing such Warrant Securities) to be issued to the Holder upon such exercise which, on or after the date on which such Warrant Securities are eligible to be sold under Rule 144 without the need for current public information and the Company has received an opinion of counsel to such effect, which such opinion must be acceptable to the Holder in its sole and absolute discretion (which opinion the Company shall be responsible for obtaining at its sole cost and expense) shall be free of restrictive legends and trading restrictions, representing the number of Warrant Securities being acquired through such exercise. If requested by the Holder in its sole discretion, the Company shall pay any available rush or expedited delivery fee to ensure faster processing or faster delivery of any such Warrant Securities and certificate. Notwithstanding the foregoing, commencing on such date that the Warrant Securities are eligible for sale under Rule 144 subject to current public information requirements, the Company, upon request by the Holder and at the sole cost and expense of the Company, shall obtain a legal opinion that is acceptable to the Holder in its sole and absolute discretion, to allow for such sales under Rule 144.

(ii)            Compensation For Late Delivery. If the Company fails for any reason to deliver to the Holder such Warrant Securities, certificate or certificates pursuant to clause ( i) by the Share Delivery Deadline, the Company shall pay to the Holder, in cash, as partial damages and not as a penalty, a late delivery fee (each a “Late Delivery Fee”) in an amount equal to $1,000 per trading day for each trading day after such Share Delivery Deadline until such Warrant Securities and such certificates are delivered or Holder rescinds such exercise. Nothing herein shall limit the Holder’s right to pursue, in addition to and not in substitution for, actual damages or declare a breach of the obligations of the Company under this Warrant for the Company’s failure to deliver Warrant Securities and their certificates within the period specified herein; and the Holder shall have the right to pursue all additional remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable Regulation.

(iii)          Buy-In, Recission or Late Delivery. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder a number of shares of Warrant Securities and a certificate thereof by the deadline set forth in, and while strictly complying with, the terms of this Warrant and the other Transaction Documents, the Holder may choose, in its sole discretion, on or after such deadline, in addition to any other available remedy, to do any of the following (or any combination thereof), each of which will, if applicable, void any related Exercise Notice to the extent thereof: (A) cancel such exercise and retain this Warrant, (B) purchase, whether in an open market transaction or otherwise, whether directly or through a broker or other agent (a “Buy-In”), a number of shares of Warrant Securities not to exceed the number of shares subject to such delivery failure, and, within three (3) business days after receipt of such Holder’s request therefor and in such Holder’s discretion, the Company shall pay to the Holder in cash an amount equal to the Holder’s total gross purchase price (including brokerage commissions, fees and other costs, fees and expenses, if any) for such shares of Warrant Securities so purchased (less any portion of the Exercise Price for such Warrant Securities not already paid by the Holder) or (C) accept from the Company late delivery of shares of Warrant Securities after such deadline (provided, that such acceptance shall not waive any right of the Holder, to damages or otherwise, caused by such delay). Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Warrant Securities on such deadline as required pursuant to the terms of this Warrant and the other Transaction Documents.

(iv)          No Limitation on Damages. More generally, nothing in this Section 7(e), including the availability of the option to exercise this Warrant, shall limit the Holder’s right to pursue actual damages or pursue a breach of the obligations of the Company under this Warrant and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief. The exercise of any rights under this clause (e) shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable Regulation.

(f)           Reinstatement. If any transfer of Underlying Securities made in the exercise of this Warrant is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be unwound, this Warrant shall be reinstated as to such Underlying Securities as if it had not been exercised.

(g)           Holder’s Exercise Limitations. The Company shall not issue any Warrant Securities, and the Holder shall not have the right to purchase any Warrant Securities hereunder, to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any persons acting as a group together with the Holder or any of the Holder’s Affiliates, the “Attribution Parties”) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of determining the Beneficial Ownership Limitation for the foregoing sentence, the number of shares of Underlying Securities beneficially owned by the Holder and its Attribution Parties shall include the number of Warrant Securities issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Underlying Securities issuable upon (i) exercise of the unexercised portion of this Warrant and (ii) exercise or conversion of the unexercised or unconverted portion of any other Securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including any other Purchased Securities and any other warrants and other convertible, exchangeable or similar Securities) beneficially owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section  7 (f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section  7 (f) applies, the determination of whether this Warrant is exercisable (in relation to other Securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the attempt by the Holder to exercise this Warrant shall be deemed to be the Holder’s determination of whether this Warrant may be exercised (in relation to other Securities owned by the Holder together with any Attribution Parties) and which portion of this Warrant may be exercised, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers an Exercise Notice that such Exercise Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section  7 (f), in determining the number of outstanding shares of Underlying Securities, the Holder may rely on the number of outstanding shares of Underlying Securities as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Underlying Securities outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Underlying Securities then outstanding. In any case, the number of outstanding shares of Underlying Securities shall be determined after giving effect to the conversion or exercise of Securities of the Company, including this Warrant, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Underlying Securities was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Underlying Securities outstanding immediately after giving effect to the issuance of all Underlying Securities to be held by the Holder; provided, that the Holder may, with prior notice to the Company, decrease such percentage and, if such percentage was previously decreased, the Holder may, upon not less than sixty-one (61) days’ prior notice to the Company and effective at the end of such 61-day period, increase such percentage up to, and in any case not exceeding, 4.99%. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section  7 (f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant.

8.	Miscellaneous.

(a)           Notices. All notices, requests and demands to or upon the Holder or the Company hereunder shall be effected in the manner provided for in Section 5.4 (Notices) of the Purchase Agreement.

(b)           Successors and Assigns. This Warrant shall be binding upon, and inure to the benefit of, the Company, the Holder and their successors and assigns; provided, that the Company may not assign, transfer or delegate any of its rights or obligations under this Warrant without the prior written consent of the Holder (and any attempt to effect such assignment, transfer or delegation without such consent shall be null and void at the outset). The Holder may assign this Warrant in whole or in part to the extent permitted by applicable securities Regulations. Upon delivery of evidence of such assignment and delivery of this Warrant, the Company shall at its own expense execute and deliver, in lieu of this Warrant, new warrants to the new Holders after giving effect to such assignment, each of like tenor and in the respective amount and for the number of shares as are owned by such new Holders after giving effect to such assignment.

(c)           Amendments; Entire Agreement; Counterparts; Electronic Signatures. None of the terms or provisions of this Warrant may be waived, amended, supplemented or otherwise modified except with the written consent of the Holder and the Company and in accordance with Section 5.3(b) (Amendments) of the Purchase Agreement; provided, that this Warrant is subject to, and may also be amended as provided in, Section 4.2 (Most Favorable Terms (MFN)) of the Purchase Agreement. As described in Section 5.3(a) (Entire Agreement) of the Purchase Agreement, this Warrant and the other Transaction Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof. This Warrant may be executed in counterparts as provided in Section 5.3(e) (Counterparts) of the Purchase Agreement and, as provided in Section 5.3(f) (Electronic Signatures) of the Purchase Agreement, electronic signatures have the same force and effect as manual signatures.

(d)          Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall, at its own expense, execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

(e)           Further Assurances. The Company hereby agrees to take, promptly after the Holder’s request, such further actions, including executing or causing to be executed and delivering to the Holder such further documents, as the Holder shall request from time to time in connection herewith to evidence, give effect to or carry out the intent of this Warrant, the transfer of the Warrant Securities upon exercise and the other provisions hereof and the other transactions contemplated hereby.

(f)           Independent Obligations. The obligations of the Company set forth herein are independent from the other obligations set forth in the Transaction Documents and shall survive the repayment in full of the Obligations owing under other Transaction Documents.

(g)           Dispute Resolution.

(i)            In the case of a dispute relating to, or any inability of the Company and the Holder to agree on, a VWAP or a fair market value (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via facsimile or electronic transmission (A) if by the Company, within two (2) Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute, at any time after the second Trading Day following such initial notice, then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

(ii)            The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with clause (g) and (B) written documentation (together with such copy of such submission, the “Required Dispute Documentation”) supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth Trading Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) . If either party fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then such party shall no longer be entitled to (and hereby waives its right to) deliver or submit any document or other supporting evidence to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline. Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute other than the Required Dispute Documentation.

(iii)          The Company and the Holder shall ensure that such investment bank determines the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Trading Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(h)          Governing Law. Each party hereto hereby agrees to the provisions of Section 5.6 (Governing Law; Courts) of the Purchase Agreement, including that (a) this Warrant and all claims, disputes, Proceedings, and matters related hereto or thereto or arising hereunder or thereunder or arising from or relating to the relationship among any of the parties hereto or thereto, are governed by, and shall be construed, interpreted and enforced exclusively in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware) and (b) any such Proceeding shall be brought exclusively in the Delaware state courts sitting in Wilmington, DE or the federal courts of the United States of America for the District of Delaware sitting in Wilmington, DE; provided, that the Holder may bring Proceedings in other jurisdictions to enforce any Transaction Document. Each such party hereby accepts such jurisdiction, waives any objections to venue, and agrees that a final judgment in any such Proceeding shall be conclusive and enforceable in other jurisdictions, all as provided in the Purchase Agreement and accepts that service of process may be made in the way set forth in the Purchase Agreement.

(i)            Waiver of Jury Trial. Each party hereto hereby agree to Section 5.16 (Waiver of Jury Trial and Certain Other Rights) of the Purchase Agreement whereby, among other things, it irrevocably waives trial by jury in any Proceeding with respect to, or directly or indirectly arising out of, relating to or in connection with, this Warrant or any other Transaction Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party or beneficiary hereof has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Warrant and the other Transaction Documents by, among other things, the mutual waivers and certifications in this section.

(j)           Interpretation. This Warrant is a Transaction Document and as such is subject to various interpretative, amendment and third party beneficiary and other miscellaneous provisions set forth in the Purchase Agreement that expressly apply to Transaction Documents, located principally in Article V (Miscellaneous) thereof, including Sections 5.3(d) (No Implied Waivers or Notice Rights), 5.5 (Set off), 5.7 (Severability) and 5.11 (Marshaling, Payments Set Aside) but also Sections 2.1 (Representations and Warranties of the Company Parties), 4.8 (Indemnification of Each Purchaser Party) and 5.2 (Fees and Expenses) thereof, which the Company, in the case of representations and warranties, expressly makes herein for the benefit of the Holder whenever those are made under the Purchase Agreement, and, for other provisions, agrees to comply therewith.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Warrant to be executed as of the date first written above by its officers thereunto duly authorized.

ConnectM Technology Solutions, Inc.

By:
Name:
Title:
Date signed:

Accepted and agreed
as of the date first written above:

ASCENT PARTNERS FUND LLC

By:
Name:
Title:
Date signed:

EXHIBIT A

NOTICE OF EXERCISE

To:        ConnectM Technology Solutions, Inc.

(1)    The undersigned hereby elects to purchase _________ shares of Warrant Securities of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)    Payment shall take the form of (check applicable box):

1.             [ ] in lawful money of the United States; or

2.             [ ] if permitted the cancellation of such number of Warrant Securities as is necessary, in accordance with the formula set forth in subsection 3.2, to exercise this Warrant with respect to the maximum number of Warrant Securities purchasable pursuant to the cashless exercise procedure set forth in subsection 3.2.

(3)    Please issue said Warrant Securities in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Securities shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4)    Accredited Investor. The undersigned is an “accredited investor” as defined in regulations promulgated under the Securities Act of 1933, as amended.

______________________________________

By:
Name:
Title:
Date signed: